                                                    EXHIBIT 2.2
                                                    -----------




                SHARE SALE AGREEMENT




                      Between

           AMERICAN RICE, INC., as Buyer

                        and

          CAMPBELL SOUP COMPANY, as Seller

             Dated as of June 11, 1996

                                                           Page
                                                           ----


        Article 1.  PURCHASE AND SALE OF SHARES . . . . . .  1
                Section 1.1.  Purchase and Sale of Shares .  1

        Article 2.  PURCHASE PRICE  . . . . . . . . . . . .  2
                Section 2.1.  Credit. . . . . . . . . . . .  2
                Section 2.2.  Purchase Price. . . . . . . .  2

        Article 3.  REPRESENTATIONS AND WARRANTIES OF THE
                    SELLER. . . . . . . . . . . . . . . . .  3
                Section 3.1.  Organization; Power . . . . .  4
                Section 3.2.  Authorized Capital. . . . . .  4
                Section 3.3.  Financial Statements. . . . .  4
                Section 3.4.  Properties. . . . . . . . . .  4
                Section 3.5.  Tax Matters . . . . . . . . .  5
                Section 3.6.  Conduct of Green Olive
                                Business  . . . . . . . . .  5
                Section 3.7.  Conflicts of Interest . . . .  5
                Section 3.8.  List of Contracts . . . . . .  5
                Section 3.9.  Litigation. . . . . . . . . .  6
                Section 3.10. Trademarks and Intellectual
                                Property. . . . . . . . . .  6
                Section 3.11. Permits and Authorizations. .  6
                Section 3.12. Compliance with Applicable
                                Law . . . . . . . . . . . .  7
                Section 3.13. Effect of Agreement . . . . .  7
                Section 3.14. Spanish Government Approvals.  7
                Section 3.15. No Known Claims . . . . . . .  7
                Section 3.16. No Projections. . . . . . . .  7
                Section 3.17. Brokers . . . . . . . . . . .  7

        Article 4.  REPRESENTATIONS AND WARRANTIES OF THE
                    BUYER . . . . . . . . . . . . . . . . .  7
                Section 4.1.  Legal Status. . . . . . . . .  8
                Section 4.2.  Authority to Execute. . . . .  8
                Section 4.3.  Binding Agreement . . . . . .  8
                Section 4.4.  Authority . . . . . . . . . .  8
                Section 4.5.  Compliance with Other
                                Instruments . . . . . . . .  8
                Section 4.6.  Brokers . . . . . . . . . . .  8

        Article 5.  PRE-CLOSING COVENANTS . . . . . . . . .  8
                Section 5.1.  The Seller's Covenants. . . .  8
                Section 5.2.  Publicity . . . . . . . . . . 10
                Section 5.3.  Cooperation and Best Efforts. 11

        Article 6.  POST-CLOSING COVENANTS  . . . . . . . . 11
                Section 6.1.  Employment. . . . . . . . . . 11
                Section 6.2.  Additional Title Instruments. 11

                Section 6.3.  Books and Records . . . . . . 11
                Section 6.4.  Loreto Credit Lines . . . . . 11
                Section 6.5   Labels, etc . . . . . . . . . 12

        Article 7.  CONDITIONS PRECEDENT TO THE BUYER'S
                    PERFORMANCE . . . . . . . . . . . . . . 12
                Section 7.1.  Accuracy of Representations
                                and Warranties; Performance
                                by the Seller . . . . . . . 12
                Section 7.2.  Certified Resolutions . . . . 12
                Section 7.3.  Absence of Litigation . . . . 12
                Section 7.4.  Approval of Proceedings
                                and Documentation . . . . . 12
                Section 7.5   Purchase of Green
                                Olive Business  . . . . . . 13
                Section 7.6   Trademark Agreement . . . . . 13
                Section 7.8   Waiver of Conditions. . . . . 13

        Article 8.  CONDITIONS PRECEDENT TO THE SELLER'S
                    PERFORMANCE . . . . . . . . . . . . . . 13
                Section 8.1   Accuracy of Representations
                                and Warranties; Performance
                                by the Buyer  . . . . . . . 13
                Section 8.2   Certified Resolutions . . . . 13
                Section 8.3   Absence of Litigation . . . . 13
                Section 8.4   Approval of Proceedings
                                and Documentation . . . . . 14
                Section 8.5   Purchase of the Green Olive
                                Business  . . . . . . . . . 14
                Section 8.6   Transition Services
                                Agreement . . . . . . . . . 14
                Section 8.7   Waiver of Conditions. . . . . 14

        Article 9.  THE CLOSING . . . . . . . . . . . . . . 14
                Section 9.1   The Closing . . . . . . . . . 14
                Section 9.2   Items to be Delivered at
                                Closing by the Seller . . . 14
                Section 9.3   Items to be Delivered at
                                Closing by the Buyer. . . . 15

        Article 10.  TERMINATION  . . . . . . . . . . . . . 15
                Section 10.1  Termination . . . . . . . . . 15
                Section 10.2  Effect of Termination . . . . 15

        Article 11.  INDEMNITY  . . . . . . . . . . . . . . 16
                Section 11.1  Indemnity by the Seller . . . 16
                Section 11.2  Indemnification by the Buyer. 17
                Section 11.3  Indemnification Procedures. . 17
                Section 11.4  Special Tax Provisions. . . . 18
                Section 11.5  Disclaimer of Warranties. . . 20

        Article 12.  MISCELLANEOUS  . . . . . . . . . . . . 20
                Section 12.1  Recovery of Litigation Costs. 20
                Section 12.2  Entire Agreement;
                                Modification; Waiver. . . . 20

                Section 12.3  Counterparts. . . . . . . . . 20
                Section 12.4  Assignment. . . . . . . . . . 21
                Section 12.5  Fees and Expenses . . . . . . 21
                Section 12.6  Survival of Representations
                                and Warranties. . . . . . . 21
                Section 12.7  Notices . . . . . . . . . . . 21
                Section 12.8  Governing Law . . . . . . . . 22
                Section 12.9  Further Action. . . . . . . . 22
                Section 12.10 Effect of Headings. . . . . . 23

                            List of Schedules
                            -----------------


        Schedule
        --------

        3.4            Properties
        3.5            Tax Matters
        3.6            Conduct of Green Olive Business
        3.8            List of Contracts
        3.9            Litigation
        3.10           Trademarks and Intellectual Property
        3.12           Compliance with Applicable Law
        5.1            Insurance Coverage in Spain
        8.4            Consents





                           List of Exhibits
                           ----------------

        Exhibit
        -------

          I            Balance Sheet of Loreto

                         SHARE SALE AGREEMENT


     This Share Sale Agreement ("Agreement") is made and entered into this 11th day of June, 1996 by and between AMERICAN RICE, INC., a California corporation, whose address is 16825 Northchase Drive, Houston, Texas 77060 (hereinafter referred to as "Buyer"), and CAMPBELL SOUP COMPANY, a New Jersey corporation, whose address is Campbell Place, Camden, New Jersey, 08103-1799 (hereinafter referred to as "Seller"). This agreement is being executed simultaneously with the Asset Purchase and Sale Agreement dated of even date herewith between the Buyer and the Seller (the "Domestic Olive Agreement").

     WHEREAS, the Seller currently engages in the green olive business which consists of the purchasing, storage, processing, packaging, distribution and marketing of green olives (the "Green Olive Business") and, in conjunction therewith, the Seller directly or indirectly owns one hundred percent (100%) of the issued shares of common stock in Compania
Envasadora Loreto, S.A. ("Loreto"), Crt. Sevilla, Huelva KM14,
Espartinas, Sevilla, Spain, a company engaged in the Green Olive Business;
and

     WHEREAS, in accordance with the provisions of this Agreement, the Seller desires to sell and the Buyer desires to purchase the Shares (as hereinafter defined); and

     WHEREAS, as part of the consideration for the sale and purchase of Shares, the Seller and the Buyer desire to enter into the Domestic Olive Agreement relating to the sale and purchase of the Seller's green and ripe olive businesses located in the United States.

     NOW THEREFORE, in consideration of the above premises and the mutual covenants, agreements, representations and warranties herein contained, and for other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer do hereby agree as follows:


                               Article 1.

                       PURCHASE AND SALE OF SHARES

     Section 1.1. Purchase and Sale of Shares. Pursuant and subject to the terms and provisions of this Agreement, on the Closing Date (as hereinafter defined), the Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller, free and clear of any and all liens and encumbrances, 1,026,000 shares of the Loreto common stock, par value
1,000 ptas. per share, representing one hundred percent (100%) of the issued and outstanding shares of common stock of Loreto (the "Shares"), together with all rights attaching or accruing thereto and all dividends and distributions declared, made or paid from and after the Closing Date (as defined in Section 9.1) thereon or in respect thereof. The Buyer shall not be obligated to complete the purchase of any of the Shares unless the sale to the Buyer of all of the Shares is completed simultaneously, and if such sale is not completed on the Closing Date, then the Buyer shall be entitled to terminate this Agreement without liability of any kind.


                             Article 2.
                          PURCHASE PRICE

     Section 2.1. Credit. The Buyer has previously paid U.S.$700,000 to the Seller pursuant to the Share Sale Agreement, dated January 6, 1995, between Erly Industries, Inc. and the Seller, as amended, which the Seller is willing to credit against the purchase price payable hereunder for the Shares (the "Credit").

     Section 2.2.  Purchase Price.

          (a)  The price paid to the Seller by the Buyer for the
purchase of the Shares (the "Price") shall be an amount equal to the Equity (as defined in Section 2.2(c)) of Loreto shown by the accounting records of Loreto as of the Closing Date as reflected on the Closing Date Balance Sheet (as defined below), with Spanish pesetas converted to United States Dollars at the rate of exchange published in The Wall Street Journal on the Closing
Date, reduced by U.S. $3.0 million.   No portion of the Price shall be
allocated to the Trademark License Agreement referred to in Section 7.6.

          (b)  At least two (2) business days prior to the Closing
Date, the Seller will prepare and deliver to the Buyer, at the Seller's expense, a good faith estimate of the Price, which estimate will be based on the unaudited balance sheet of Loreto, in the format set forth in Exhibit I hereto, for Loreto's most recently completed fiscal period prior to the Closing Date (with the Seller's estimated changes through the Closing Date) with Spanish pesetas converted to U.S. Dollars at the rate of exchange pub-lished in The Wall Street Journal on the third business day prior to closing. The estimated Price, less the amount of the Credit, shall be paid in cash by the Buyer to the Seller on the Closing Date by wire transfer.

          (c) Within thirty (30) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a consolidated balance sheet of Loreto as of the close of business on the business day immediately preceding the Closing Date (the "Closing Date Balance Sheet") setting forth the Equity of Loreto (as defined below), and prepared in accordance with the accounting methods and principles used to prepare the financial statements of Loreto referred to in Section 3.3, consistently applied. The Closing Date Balance Sheet shall be based upon a physical inventory of Loreto's inventories taken by the Buyer within one week prior to the Closing (and adjusted as appropriate for sales and other transactions prior to Closing), which representatives of the Seller shall have the right to observe. In preparing the Closing Date Balance Sheet, no value shall be assigned to any labels, cases, caps, signage, packing, marketing or other materials which pursuant to
Section 6.5 hereof may not be used by the Buyer or any affiliate following the Closing. In addition, the Closing Balance Sheet shall not include any accrual or other reserve for severance or related liability, and the Company shall not record any expense with respect to, any of the "ECF Employees" referred to in the Seller's Disclosure Letter (the "Disclosure Letter") delivered to the Buyer prior to the execution and delivery of this Agreement. The Seller shall have the right to review all of the Buyer's work papers and all relevant records of Loreto and of the Buyer's and Loreto's accountants relating to the Closing Date Balance Sheet. For purposes of the Closing
Date Balance Sheet, Equity shall be the amount shown on the Closing Date Balance Sheet as equal to Loreto's total assets less total liabilities.

          (d) The Closing Date Balance Sheet delivered by the Buyer to the Seller shall be deemed to be and shall be final, binding and conclusive on the parties hereto, unless the Seller disputes the Closing Date Balance Sheet in accordance with this Section. The Seller may dispute any amounts reflected on the Closing Date Balance Sheet (any such disputed amounts, the "Disputed Matters"); provided, however, that the Seller shall be entitled to dispute any such matter only if the Seller shall notify the Buyer in writing in reasonable detail of each Disputed Matter, within 30 days of the Seller's receipt of the Closing Date Balance Sheet. Any Disputed Matters shall be subject to good faith negotiations between the parties for up to 15 days prior to being referred to a third party for dispute resolution. Any Disputed Matters not resolved by such good faith negotiations, may be referred by either party to, and shall be decided by, an independent accounting firm acceptable to both the Seller and the Buyer (the "Independent Accounting Firm"). The costs and expenses of the Independent Accounting Firm shall be shared equally by the Seller and the Buyer. The Independent Accounting
Firm so chosen shall consider only the Disputed Matters and shall render a final decision on the Disputed Matters by delivering a written report to the Buyer and the Seller no later than thirty (30) days after having received the assignment with respect thereto. The decision of the Independent Accounting Firm with respect to all Disputed Matters shall be based solely on whether the Closing Date Balance Sheet was prepared in accordance with the requirements of this Agreement, shall be final and binding upon the parties hereto and shall not be appealable to any court.

          (e) The difference, if any, between the Price as finally determined, and the estimate of the Price paid on the Closing Date, shall, in the case of an underpayment, be paid by the Buyer to the Seller, and, in the case of an overpayment, shall be paid by the Seller to the Buyer, within ten
(10) days after final determination of the Price, by wire transfer of immediately available funds to such bank account as the payee shall designate in writing.


                             Article 3.
             REPRESENTATIONS AND WARRANTIES OF THE SELLER

     As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Buyer as follows (certain of the Seller's representations and warranties are modified as set forth in the Disclosure Letter):

     Section 3.1. Organization; Power. The Seller is a corporation organized, existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to execute and deliver this Agreement. Prior to the Closing, the Seller shall have taken all corporate action necessary to authorize the Seller to perform this Agreement in accordance with its terms, and all instruments delivered pursuant to this Agreement will be valid, binding and enforceable obligations of the Seller. Loreto is a sociedad anonima organized and existing under the laws of Spain, and has all requisite corporate power and authority to own and operate its properties and carry on its business as presently being conducted. Loreto does not own or lease any properties or conduct any operations so as to require domestication or qualification as a foreign corporation in any other jurisdiction where the failure to be so domesticated or qualified would have a material adverse effect on the Green Olive Business or properties of Loreto, including its ability to enforce contracts. True and correct copies of the organizational documents of Loreto have been made available to the Buyer by the Seller.

     Section 3.2.  Authorized Capital.  The authorized capital stock of
Loreto consists of 1,026,000 shares of 1,000 ptas. par value common capital stock in bearer form, all of which shares are issued and outstanding, none of which are held in the treasury. All of the outstanding shares of capital stock of Loreto have been duly and validly authorized and issued and are fully paid and non-assessable. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Loreto to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Loreto. The Seller is, directly or through one or more wholly-owned subsidiaries, the true and lawful owner of the Shares, and the Shares, upon transfer to the Buyer as herein contemplated, will be free and clear of all liens, encumbrances and adverse interests.

     Section 3.3. Financial Statements. The Seller has previously delivered to the Buyer the audited balance sheet of Loreto as at July 31, 1995 (together with the notes thereto, the "Balance Sheet") and the audited income statement of Loreto for the 12-month period then ended. To the best knowledge of the Seller, except as disclosed in the Disclosure Letter, the Balance Sheet presents fairly the financial position of Loreto as at July
31, 1995 and the aforesaid income statement, together with the notes thereto, presents fairly the results of operations of Loreto for the 12-month period then ended, in conformity with the Seller's internal accounting standards and practices applied on a basis consistent with prior periods, except that no intercompany items have been eliminated or consolidated. To the best knowledge of the Seller, such internal accounting standards and practices are in all material respects consistent with Spanish generally accepted accounting principles ("Spanish GAAP").

     Section 3.4. Properties. Loreto has good and marketable title to all of the assets reflected on its books and records as being owned by it, including, except as they have since been affected by transactions in the ordinary course of business, the properties reflected as being owned in the Balance Sheet, free and clear of any liens or encumbrances, except such as are reflected in the Balance Sheet or the notes thereto or as are set forth in the Disclosure Letter and except for (i) liens for taxes, assessments or other governmental charges not yet delinquent or being contested in good faith by appropriate proceedings, (ii) landlords' liens for obligations not yet due,
(iii) such imperfections of title and easements, defects, exceptions and encumbrances, if any, as do not materially detract from the value of, or materially interfere with the present or intended use of, such properties. On the Closing Date, the fixed assets and machinery of Loreto will in the aggregate be in operating condition, subject to normal wear and tear, and sufficient for the conduct of Loreto's business as conducted on the date hereof. To the best of the Seller's knowledge, Loreto is in substantial com-pliance with all applicable zoning and other land use laws, ordinances and regulations, except as disclosed in the Disclosure Letter. All leases of real property and all material leases of personal property to which Loreto is a party are set forth in the Disclosure Letter, and copies of all such leases have been made available to the Buyer by the Seller. To the best of the Seller's knowledge, Loreto has received no written notice of default under any material contract and there is not under any such contract any existing default or event of default, which with notice or lapse of time would constitute a default on the part of any party thereunder. The finished product inventory of Loreto is merchantable or salable in the ordinary course of Loreto's business, provided that certain inventory is not produced for sale in the United States.

     Section 3.5. Tax Matters. To the best of the Seller's knowledge, except as disclosed in the Disclosure Letter, the Balance Sheet contains sufficient reserves and accruals for all national, local and foreign taxes, including taxes with respect to or measured by gross receipts, income, withholding, social security, unemployment, franchise, excise, sales and use and other taxes, to the extent required to be set forth on a balance sheet prepared in accordance with Spanish GAAP. Except as provided, any taxes of any nature owed by Loreto and not so reserved or accrued which are assessed against Loreto or its property in respect of periods or transactions prior to the Closing, shall be paid by the Seller and the Seller shall be entitled to any refund of taxes relating to such prior periods, subject to Sections 11.1 and 11.2.

     Section 3.6. Conduct of Green Olive Business. Since the date of the Balance Sheet, Loreto has conducted its business in the ordinary course; except that there have been several temporary plant shut-downs.

     Section 3.7. Conflicts of Interest. None of the managers of Loreto is known by the Seller to have any direct or indirect interest in any creditor, competitor, supplier, customer or agent of Loreto.

     Section 3.8. List of Contracts. The Disclosure Letter sets forth the following:

               (a) any contract for the purchase or sale of real property;

               (b) any contract for the purchase of raw materials which Loreto reasonably anticipates will involve the payment of more than Pt.50,000,000 after the date hereof;

               (c) any contract for the sale of products which Loreto reasonably anticipates will involve the payment of more than Pt.15,000,000 after the date hereof (other than purchase orders accepted by Loreto in the ordinary course);

               (d) any guarantee of the obligations of customers, suppliers, officers, directors, employees, affiliates or others;

               (e)  any agreement which provides for the
incurrence by Loreto of indebtedness for borrowed money;

               (f)  any mortgage or other form of secured
indebtedness;

               (g) any collective bargaining agreement with a labor union; or

               (h) any other contract (not of the type mentioned above or set forth in any other Schedule hereto) which involves a payment by Loreto of at least Pt.6,000,000 after the date hereof.

     Section 3.9.  Litigation.  Except as set forth in the Disclosure Letter:
(a) there is no legal action or governmental proceeding or investigation, domestic or foreign, pending or, to the best of the Seller's knowledge, threatened against Loreto or its properties or assets, which, if adversely determined against Loreto would have a material adverse effect on it, and (b) there are no judicial or governmental orders or decrees issued against Loreto materially affecting the conduct of its business or its properties.

     Section 3.10. Trademarks and Intellectual Property. The Disclosure Letter sets forth all patents, tradenames, trademarks, service marks, brand-marks, brandnames, material copyrights or registrations, or other material intellectual property or licenses thereof or applications therefor or interests therein, which Loreto is using or the use of which is necessary for its business as now conducted. Loreto owns all of the technology, manufacturing processes and formulations used by it in the manufacture of the Seller's green olive products. To the best of the Seller's knowledge, Loreto is not violating or infringing, and there is no pending or threatened claim of violation or infringement by Loreto, of any industrial property rights, including without limitation any patents, copyrights, trademarks, tradenames and trade secrets, owned by any third person.

     Section 3.11. Permits and Authorizations. To the best of the Seller's knowledge, Loreto has all material approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies, whether national, state, local or foreign, required to permit the operation of its business as presently conducted; to the best of the Seller's knowledge, Loreto is not disqualified from receiving permits required for activities which it proposes to conduct in the future. Loreto shall not acquire or apply for or permit to lapse any license, permit, authorization or order relating to its business without the prior written consent of the Buyer.

     Section 3.12. Compliance with Applicable Law. Except as set forth in the Disclosure Letter, the Seller has received no notice that Loreto is, in the conduct of its business, in substantial noncompliance with any law, statute, ordinance, permit or regulation, including those relating to environmental matters and the laws of all foreign jurisdictions regulating alien ownership of commercial enterprises, the enforcement of which would have a material adverse effect on its business or the value of its properties or assets.

     Section 3.13. Effect of Agreement. To the best of the Seller's knowledge, the execution, delivery and performance of this Agreement by the Seller will not result in a breach or violation by Loreto of, or constitute a default by Loreto under, (a) any judgment, decree, order or governmental permit or license, domestic or foreign, to which Loreto is a party or by which Loreto is bound, or (b) the Constitucion of Loreto.

     Section 3.14.  Spanish Government Approvals.  The Seller and
Loreto, at or in connection with the Closing, shall have complied with all requirements imposed upon each of them, respectively, by the laws of Spain in respect of the sale and transfer of the Shares of Loreto as contemplated herein.

     Section 3.15.  No Known Claims.  Except as set forth in the
Disclosure Letter, neither the Seller nor any of its respective subsidiaries or divisions nor, to the best of the Seller's knowledge, any third party, has any claims or causes of action against Loreto as a result of, or arising out of, transactions or occurrences prior to the Closing.

     Section 3.16. No Projections. The Seller has not, and the Buyer acknowledges that neither the Seller nor any of its agents, advisors or representatives has, made or delivered any projections or forecasts relating to Loreto or to any aspect of the Green Olive Business. Without limiting in any way the foregoing, the Buyer acknowledges that it has not relied upon the report of Loreto's management as to expected results for fiscal 1996.

     Section 3.17. Brokers. Neither the Seller nor any of the Seller's officers, directors, or employees has employed any broker, finder, or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transaction contemplated by this Agreement, nor is there any basis known to the Seller for any such fee or commission to be claimed by any person.


                               Article 4.
              REPRESENTATIONS AND WARRANTIES OF THE BUYER

     As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to the Seller as follows:

     Section 4.1. Legal Status. The Buyer is a company duly organized, validly existing and in good standing under the laws of Texas and has full corporate power, authority and legal right to own its properties and assets and to conduct its business as presently conducted.

     Section 4.2. Authority to Execute. The execution and delivery of this Agreement and the performance by the Buyer of all of the obligations by it to be performed hereunder have been duly authorized by all necessary actions.

     Section 4.3. Binding Agreement. This Agreement and all obligations of the Buyer contained herein are legally binding on the Buyer and enforceable in accordance with their terms.

     Section 4.4. Authority. The Buyer has the full power, authority and legal right to enter into and perform its obligations under this Agreement, and, except as heretofore effectuated and disclosed in writing to the Seller, no registration with, consent or approval of, notice to, or any action by, any person is necessary in connection with the Buyer's execution, delivery, and performance of this Agreement.

     Section 4.5. Compliance with Other Instruments. The Buyer's consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or any event that, with notice or lapse of time or both, would be a default, breach, or violation of the certificate of incorporation or by-laws of the Buyer or any contract, agreement, instrument, judgement, or order, to which the Buyer is a party or by which it or its property is bound; or (ii) an event or condition that would permit any person to terminate or accelerate the maturity of any contract, agreement, instrument or other obligation to which the Buyer is a party or by which the Buyer or its property or assets is bound, which termination or acceleration would materially adversely affect the Buyer's financial condition, operations, or properties.

     Section 4.6. Brokers. Neither the Buyer nor any of the Buyer's officers, directors, or employees has employed any broker, finder, or financial advisor, or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transaction contemplated by this Agreement, nor is there any basis known to the Buyer for any such fee or commission to be claimed by any person.


                              Article 5.
                        PRE-CLOSING COVENANTS

     Section 5.1. The Seller's Covenants. The Seller covenants as follows:

          (i)  The Buyer's Access to Premises and Information.  The
Buyer and its representatives shall, prior to Closing, have reasonable access to the properties and business and the books and records of Loreto and the Seller will furnish the Buyer with such financial and operating data and other information as to the business and properties of Loreto as the Buyer shall from time to time reasonably request by notice delivered pursuant to Section
12.7. The Buyer acknowledges that certain of the information which may be made available to it is proprietary and includes confidential information. The Buyer shall hold all such information in confidence and shall not disclose it to any person before the Closing without the approval of the Seller; provided, however, that the foregoing restriction shall not apply to any infor-mation which is or becomes publicly known or which is lawfully obtained from a third party, or to any disclosure required by law. If the transactions contemplated hereby are not consummated, the Buyer shall return to Company all documents containing proprietary information.

          (ii) Conduct of Loreto's Business in Normal Course. From the date hereof until the Closing, the Seller will cause Loreto to carry on its business and activities in the ordinary course, and the Seller shall not make or institute any purchase, sale, lease or operation, or engage any new employees for Loreto other than in the ordinary course of business consistent with past practice, without the prior written consent of the Buyer.

          (iii) Preservation of Loreto's Business. Until the Closing, the Seller will use its best efforts to preserve the business, the business relationships and goodwill of Loreto.

          (iv) Maintenance of Insurance. Until the Closing, each of the Seller and Loreto will continue to maintain insurance relating to Loreto in the amounts and with the coverages described on Schedule 5.1, subject to variations in amounts required by the ordinary operations of such businesses, and will pay all premiums thereon when due.

          (v)  Further Covenants.  The Seller further agrees:

               (a) after the date hereof, not to subject any of the assets or properties of Loreto to any lien, other than the liens disclosed in the Disclosure Letter, and other than inventory sold or used, accounts receivable collected upon, and supplies used, in each case in the ordinary course of business consistent with past practice;

               (b) to maintain Loreto's books and records in accordance with good business practices and on a basis consistent with prior practice and the provisions herein;

               (c) to comply, and cause Loreto to comply, in all material respects, with all laws, rules, regulations, writs, statutes, ordinances, judgements, injunctions, decrees, determinations, awards, and other orders of every court, government and governmental agency and instrumentality, domestic or foreign, applicable to Loreto, or to the conduct of its businesses and to perform, and cause Loreto to perform, its contractual obligations (including obligations imposed under this Agreement) without default in any material respect; other than matters contested in good faith, the noncompliance with which, individually or in the aggregate, do not and will not have a material adverse effect on the financial condition, properties or operations of Loreto;

               (d) not to permit Loreto to make any loans or advances, directly or indirectly, of any part of its assets or properties to the Seller or to any affiliate of the Seller;

               (e) not to permit Loreto to incur, or agree to incur, any indebtedness for money borrowed, except in the ordinary course of its business consistent with past practice or to issue any bond, debenture, note or similar obligation, except pursuant to its existing working capital facility;

               (f) not to permit Loreto to guarantee or otherwise take any affirmative action to become liable for any indebtedness or liability of any person;

               (g) except in the ordinary course of business consistent with past practice or in connection with the renegotiation of agreements with labor unions, not to make, or permit Loreto to make, any change in the terms of any material contract, license, lease, mortgage, or any other agreement to which Loreto is a party, other than terminations of agreements and other arrangements between Loreto and the Seller (or an affiliate of the Seller);

               (h) not to or allow Loreto to waive, cancel, sell or otherwise dispose of, for less than the face value thereof, any claim or right that Loreto has against others, except with respect to accounts receivable discounted by Loreto in the ordinary course of its business consistent with past practice;

               (i) not to or allow Loreto to amend, modify, sup-plement, or in any way change any plan or arrangement established for the benefit of any employee of Loreto, other than in connection with the renegotiation of agreements with labor unions and amendments that are required to comply with law;

               (j) to cooperate and to cause Loreto to cooperate fully with the Buyer in obtaining all necessary consents and approvals required in connection with the transactions contemplated hereby; and

               (k) to deliver to the Buyer at the Closing the resignations (effective as of the Closing) of such officers and directors of Loreto who are employees of the Seller as the Buyer shall request of the Seller.

     Section 5.2. Publicity. The Buyer and the Seller each agrees that neither party shall, except to the extent required by law, make any public announcement (whether written or oral) or notice to the press, news media, or journalists or any person without a business relationship with the Buyer, the Seller or Loreto relating to any transaction contemplated by this Agreement without the prior approval of the other party hereto, which approval shall not be unreasonably withheld. In the case of any public announcement or other disclosure required by law, each party shall, insofar as is practicable, consult with the other party prior to any such disclosure, but the other party's approval shall not be required.

     Section 5.3. Cooperation and Best Efforts. Each of the Buyer and the Seller agrees to cooperate with the other in the performance of all obligations under this Agreement and to use its best efforts to fulfill its respective obligations under this Agreement and to satisfy or cause to be satisfied, at or before the Closing the conditions to each party's performance under this Agreement. During the period prior to the Closing Date, the Seller and the Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any governmental body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement (including without limitation all filings required to be made with the Director General of Foreign Transactions, Spanish Ministry of the Economy), or to otherwise satisfy the conditions set forth in Articles 7 and 8; provided that neither the Seller nor Loreto shall make any agreement or understanding affecting
Loreto or its business as a condition for obtaining any such consents or approvals except with the prior written consent of the Buyer, which consent shall not be unreasonably withheld.


                              Article 6.
                      POST-CLOSING COVENANTS

     Section 6.1. Employment. The Seller agrees not to hire any individual employed by Loreto prior to the third anniversary date of the Closing Date, except with the written consent of the Buyer or except an individual terminated by Loreto.

     Section 6.2. Additional Title Instruments. From time to time, at the Buyer's request, whether at or after the Closing and without further consideration, the Seller agrees to execute and deliver such further instruments of conveyance and transfer and take such other actions as the Buyer reasonably may require to maintain or perfect Loreto's continued title to and possession of all assets that it held immediately prior to the Closing. The originals or full and true copies of certificates, contracts, purchase orders, sales orders, franchises, commitments, and rights pertaining to the Shares and to the assets of Loreto that are in the possession of the Seller shall be delivered to the Buyer or to the Buyer's agent, as the Buyer reasonably directs, on or promptly after the Closing Date.

     Section 6.3. Books and Records. The Buyer will use its best efforts to preserve all books and records of Loreto received from the Seller, or held by Loreto immediately after the Closing, and to provide the Seller or its agent reasonable access to those books and records for a period of five years following the Closing Date, or until such later date as preservation of and access to those books and records is no longer required by any governmental or similar investigatory or prosecutory body.

     Section 6.4. Loreto Credit Lines. After the Closing, as between each of the Buyer, the Seller or Loreto, the Seller shall not have any obligation to guarantee any credit agreement or to provide any letter of credit for the benefit of Loreto.

     Section 6.5 Labels, etc. After the Closing, neither Loreto, the Buyer or any affiliate thereof shall, except to the extent otherwise agreed by the Seller or provided in the Trademark License Agreement to be entered into as of the Closing pursuant to Section 7.6, have any right to use, or to sell products incorporating, any labels, cases, caps, signage, packing, marketing or other materials (whether or not located at Loreto's place of business) which in the opinion of the Seller's counsel state or imply that any products sold or manufactured by Loreto, the Buyer or any such affiliate was or is manufactured, packaged or distributed by the Seller or any of its subsidiaries or affiliates (other than Loreto). The Buyer shall, and also shall cause Loreto to, destroy any and all such materials that come into its possession.


                              Article 7.
            CONDITIONS PRECEDENT TO THE BUYER'S PERFORMANCE

     The obligation of the Buyer to purchase the Shares under this Agreement is subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 7. The Buyer may waive any or all of these conditions in whole or in part.

     Section 7.1.  Accuracy of Representations and Warranties;
Performance by the Seller. The representations and warranties of the Seller contained in this Agreement shall be true in all material respects, except for changes permitted or contemplated by this Agreement, on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date); the Seller shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and the Seller shall have delivered to the Buyer a certificate signed by a duly authorized officer, dated the Closing Date, certifying to the foregoing effect.

     Section 7.2. Certified Resolutions. The Buyer shall have received a certificate of the Secretary of the Seller, satisfactory to the Buyer, with respect to the authorization or consent by the board of directors of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     Section 7.3. Absence of Litigation. No action or proceeding before any court or governmental body shall have been instituted or threatened by any person (other than the Buyer) to restrain or prohibit the transactions contemplated by this Agreement and shall not have been dismissed or resolved.

     Section 7.4.  Approval of Proceedings and Documentation.  The
Buyer shall have received such certificates, satisfactory to the Buyer and its counsel as the Buyer shall have reasonably requested in connection with the transactions contemplated hereunder, and all proceedings taken by the Seller or Loreto and all certificates and other documents delivered to the Buyer under this Agreement shall be reasonably satisfactory to the Buyer and its counsel.

     Section 7.5 Purchase of Green Olive Business. Simultaneously with the Closing, the Seller shall have consummated the Closing under the Domestic Olive Agreement.

     Section 7.6  Trademark Agreement.  Simultaneously with the
Closing, the Seller shall have caused its subsidiary, Vlasic Foods, Inc. to have entered into and delivered to the Buyer a Trademark License
Agreement, substantially in the form attached as Exhibit II to the Domestic Olive Agreement.

     Section 7.7 Transition Services Agreement. Prior to the Closing, the Seller shall have entered into and delivered to the Buyer the Transition Services Agreement as provided in the Domestic Olive Agreement (the "Transition Services Agreement").

     Section 7.8 Waiver of Conditions. Notwithstanding the failure of any one or more of the foregoing conditions, the Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that the Buyer proceeds with the Closing, the Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against the Seller by reason of the failure of any such conditions.


                              Article 8.
             CONDITIONS PRECEDENT TO THE SELLER'S PERFORMANCE

     The obligation of the Seller to sell and transfer the Loreto Shares under this Agreement is subject to the satisfaction, at or before the Closing, of all the following conditions. The Seller may waive any or all of these conditions in whole or in part.

     Section 8.1  Accuracy of Representations and Warranties;
Performance by the Buyer. The representations and warranties of the Buyer contained in this Agreement shall be true in all material respects, except for changes permitted or contemplated by this Agreement, on and as of the time of Closing with the same effect as though such representations and warranties had been made at and as of such time (except to the extent that they expressly relate to an earlier date); the Buyer shall have performed and complied with all material covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and the Buyer shall have delivered to the Seller a certificate signed by a duly authorized officer of the Buyer, dated the Closing Date, certifying to the foregoing effect.

     Section 8.2 Certified Resolutions. The Seller shall have received a certificate of the Secretary of the Buyer, in form and substance satisfactory to the Seller, with respect to the authorization by the board of directors of the Buyer of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     Section 8.3 Absence of Litigation. No action or proceeding before any court or other governmental body shall have been instituted or threatened by any person (other than the Seller) to restrain or prohibit the transactions contemplated by this Agreement and shall not have been dismissed or resolved.

     Section 8.4 Approval of Proceedings and Documentation. The Seller shall have received such certificates satisfactory to the Seller and its counsel as the Seller shall have reasonably requested in connection with the transactions contemplated hereunder, and all proceedings taken by the Buyer, and all certificates and other documents delivered to the Seller under this Agreement, shall be reasonably satisfactory to the Seller and its counsel.

     Section 8.5 Purchase of the Green Olive Business. Simultaneously with the Closing, the Buyer shall have consummated the Closing under the Domestic Olive Agreement.

     Section 8.6 Transition Services Agreement. Prior to the Closing, the Buyer shall have entered into and delivered to the Seller the Transition Services Agreement as provided in the Domestic Olive Agreement.

     Section 8.7 Waiver of Conditions. Notwithstanding the failure of any one or more of the foregoing conditions, the Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that the Seller proceeds with the Closing, the Seller shall be deemed to have waived for all purposes any rights or remedies it may have against the Buyer by reason of the failure of any such conditions or the breach of any such representations.


                             Article 9.
                            THE CLOSING

     Section 9.1 The Closing. The "Closing Date" refers to the date upon which the parties consummate the purchase of the Shares, as contemplated herein. The Closing Date shall be the same date as the closing held pursuant to the Domestic Olive Agreement. The consummation of the sale of the Shares (the "Closing") shall take place at the offices of Drinker Biddle & Reath, Philadelphia National Bank Building, 1345 Chestnut Street, Philadelphia, Pennsylvania 19107-3496, commencing at 10:00 a.m., local time, on the Closing Date, and shall be effective as of 12:01 a.m. (Sevilla, Spain) Time on the Closing Date or such other time and place as the parties agree. Subject to Article 10, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any person of any obligation hereunder.

     Section 9.2 Items to be Delivered at Closing by the Seller. At the Closing, the Seller shall deliver to the Buyer:

          (a) A certificate or certificates representing the Shares duly endorsed to the Buyer or its designee or accompanied by duly executed stock powers with signatures guaranteed (provided that the delivery of such


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



certificate(s) shall occur in Spain to the extent required by applicable law);

          (b) Such other instruments of transfer and conveyance as the Buyer shall deem necessary or desirable to effectively vest in the Buyer or its designee good and marketable title to the Shares;

          (c) The certificates referred to in Sections 7.1 and 7.2 hereof; and

          (d) The resignation of any director of Loreto requested by the Buyer pursuant to Section 5.1(v)(k) hereof.

     Section 9.3 Items to be Delivered at Closing by the Buyer. At the Closing, the Buyer shall deliver to the Seller:

          (a) Immediately available federal funds in the amount of the estimated Price less the amount of the Credit; and

          (b) The certificates referred to in Sections 8.1 and 8.2 hereof.


                            Article 10.
                            TERMINATION

     Section 10.1 Termination. This Agreement may be terminated prior to the Closing Date:

          (a) by mutual consent of the Buyer and the Seller;

          (b) by either party if the transactions contemplated hereby are not consummated on or before July 26, 1996 and if as of such date the Closing shall not have occurred by reason of any failure to satisfy the conditions to Closing as set forth in Section 7 or 8 hereof; provided however that the right to terminate this Agreement shall not be available to any party whose failure to fulfill and obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (c) automatically without any action by any party if the Domestic Olive Agreement is terminated for any reason.

     Section 10.2 Effect of Termination. In the event of any termination of this Agreement, all rights of all parties hereto shall cease and terminate (other than the confidentiality provisions of Section 5.1(i), which shall sur-vive); provided that no such termination shall affect any right any party may otherwise have for breach of contract, including, without limitation, rights for breach of any representations, warranties or covenants contained herein.

                           Article 11.
                           INDEMNITY

     Section 11.1  Indemnity by the Seller.

          (a) The Seller shall indemnify and hold the Buyer, its successors, assigns, and employees (individually, a "Buyer Indemnitee" or collectively, the "Buyer Indemnitees"), harmless from and against any liabilities, obligations, losses, damages, costs, charges or other expenses of every kind and character, including but not limited to reasonable attorneys' fees and litigation costs (collectively, "Damages") which are actually suffered by a Buyer Indemnitee arising out of or as a result of (i) any of the warranties, representations or covenants of the Seller contained in this Agreement being incorrect, untrue or breached, (ii) any failure by the Seller to obtain any required consent to the sale and transfer of the Shares to the Buyer or its designee, or (iii) any and all amounts which relate to liability for Taxes (as hereinafter defined) of Loreto, or any other corporation that was affiliated with the Seller at any time prior to the Closing, during the period of such affiliation, (a "Seller Affiliate") for any period or periods ending on or before the Closing, excluding any Taxes that are accrued and reflected as a tax liability on the Balance Sheet or the Closing Balance Sheet. The Seller shall not be required to indemnify and hold harmless the Buyer with respect to any loss incurred by the Buyer unless, until and then only to the extent that the aggregate amount of all losses incurred by the Buyer in respect of which the Seller would be liable to the Buyer under this Section exceeds
U.S. $150,000 and notwithstanding anything contained herein to the contrary, the aggregate amount required to be paid by the Seller pursuant to this Section shall not exceed U.S. $5,000,000. The Seller shall not be liable under this Section for losses if the Buyer had actual knowledge on or prior to the Closing Date of such misrepresentation, breach of warranty or nonperformance or breach of such covenant. The indemnification provided for in Section 11.1 shall be limited to claims asserted and claim notices delivered within 12 months from the Closing Date; provided that a claim that the Seller has breached any of its representations or warranties made herein with respect to compliance with environmental laws may be asserted up to 24 months after the Closing Date; and further provided that a claim that the Seller has breached its representations and warranties set forth in Section 3.5, or a claim brought pursuant to Section 11.1(a)(iii), may be made at any time before the expiration of the statute of limitations that would be applicable to an action brought by the appropriate taxing authority with respect to the matters forming the basis for such claim.

          (b) The remedy provided by this Section 11.1, subject to the limitations set forth herein, shall be the Buyer's exclusive remedy for the recovery of any damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any (1) misrepresentation or breach of warranty made by or on behalf of the Seller in this Agreement or in any certificate delivered by the Seller pursuant hereto, or (2) non-fulfillment of any agreement or covenant on the part of the Seller. Any amount which is finally determined to be due to the Buyer by the Seller as indemnification hereunder shall be satisfied first by offsetting such amount against the principal amount payable to the Seller by the Buyer pursuant to the Payment Note (as defined in the Domestic Olive Agreement) in reverse order of maturity.

     Section 11.2 Indemnification by the Buyer. The Buyer shall indem-nify and hold the Seller and its successors, assigns and employees (individually, a "Seller Indemnitee" or collectively, the "Seller Indemnitees") harmless against and in respect of any and all Damages which the Seller or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of any inaccuracy in or breach of any representation, warranty or covenant of the Buyer made in or pursuant to this Agreement, or the operation of Company from and after the Closing Date (including, without limitation, any liability or obligation to any of Loreto's employees severed by the Buyer).

     Section 11.3  Indemnification Procedures.

          (a) No party hereto shall be deemed to have breached any representation, warranty, or covenant if (i) such party shall have notified the other party hereto in writing, on or prior to the Closing Date, of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, such representation, warranty or covenant, and (ii) such other parties have permitted the Closing to occur and, for purposes of this Agreement, are thereby deemed to have waived such breach or inaccuracy.

          (b) In case any claim is made, or any suit or action is com-menced, against a Buyer Indemnitee in respect of which indemnification under Section 11.1(a) may be sought by it hereunder, or a Seller Indemnitee in respect of which indemnification under Section 11.2 may be sought hereunder, the indemnified party (the "Indemnitee") shall promptly give the indemnifying party (the "Indemnifying Party") notice thereof and the Indemnified Party shall be entitled to participate in or, if the Indemnitee does not desire to defend, to conduct the defense thereof at the Indemnifying Party's expense. The Indemnifying Party may (but need not) defend or participate in the defense of any such claim, suit or action, but the Indemnifying Party shall promptly notify the Indemnitee if the Indemnifying Party shall not desire to defend or participate in the defense of any such claim, suit or action as aforesaid. The Indemnitee may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnitee in respect of which payments may be sought by the Indemnitee hereunder, and the Indemnitee may settle or compromise any such claim, suit or action unless the Indemnifying Party notifies the Indemnitee in writing (within ten (10) days after the Indemnitee has given written notice of its intention to settle or compromise) that the Indemnifying Party intends to conduct or to continue to conduct the defense of such claim, suit or action. Unless the Indemnifying Party gives the notice referred to in the foregoing sentence with respect to settlements or compromises, any such settlement or compromise of, or (notwithstanding any notice from the Indemnifying Party referred to in the foregoing sentence) any final judgement or decree entered on or in, any claim, suit or action which the Indemnitee has defended or participated in the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgement or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgement or decree. If the Indemnifying Party conducts or continues the conduct of the defense of any claim, suit or action as aforesaid, it shall do so at its own cost and expense, holding the Indemnitee harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such defense; shall diligently defend against any such claim, and shall hold the Indemnitee's business and assets free and harmless from any attachment, execution, judgement, lien or other legal process. The Indemnifying Party shall promptly reimburse the Indemnitee for any and all reasonable costs and expenses incurred by the Indemnitee in connection with any contest or challenge by the Indemnifying Party of any claim, including, not limited to, the cost of the Indemnitee of reasonable attorney's fees, in connection with such contest or challenge.

          (c) In the event that an Indemnitee is entitled to be indemnified hereunder, the Indemnifying Party shall be given written notice thereof promptly by the Indemnitee, which notice shall specify the amount and nature of the amounts to be indemnified and include the request of the Indemnitee for indemnification of such amount. The Indemnifying Party shall within twenty days pay to the Indemnitee the amount so specified, or deliver to the Indemnitee written notice setting forth in reasonable detail why Indemnifying Party is not obligated to pay such amount, in which event the parties shall use good faith efforts to resolve any disputed matters.

          (d) The Seller shall take all steps necessary to assure that any successor to substantially all of the assets of the Seller shall assume all of the Seller's obligations to any Buyer Indemnitee under this Agreement.

     Section 11.4  Special Tax Provisions.

          (a) The Buyer shall cause Loreto to timely prepare and file all tax returns and reports of Loreto ("Returns") which are due after the Closing Date and which include any period prior to the Closing Date. All such Returns shall be prepared and all elections with respect to such Returns shall be made, to the extent permitted by law, in a manner consistent with Loreto's prior normal practice. At least twenty Business Days prior to the filing of the Returns which Loreto is required to file pursuant to this Section 11.4(a) the Buyer shall provide the Seller with copies of such Returns for the Seller's approval, which approval shall not be unreasonably withheld. If the Buyer fails to comply with any reasonable request of the Seller made in relation to and before filing of such Return, then the Seller shall cease to have any liability to make any payment in respect of any Tax liability connected with the Return in question.

          (b) The Seller shall be entitled to any credits or refunds of Taxes of Loreto for any period or periods ending on or before the Closing
Date excluding any amounts reflected in the Closing Balance Sheet and taken into account in the calculation of the Price. Any credits or refunds to which the Seller is entitled hereunder but which at any time subsequent to the Closing Date are received by or credited to Loreto, shall be promptly paid to the Seller following receipt of such refund or the utilization by Loreto of such credit.

          (c) If any adjustments shall be made to any tax Returns relating to Loreto for any period prior to the Closing Date which result in any tax detriment to the Seller and any tax benefits to Loreto or the Buyer for any taxable period ending after the Closing Date (excluding any benefits associated with the use of operating losses carried forward) then the Buyer shall promptly pay to the Seller an amount equal to the benefit of such tax benefit at such time or times as and to the extent that Loreto or the Buyer realizes such benefit through a refund of tax or reduction in the amount of taxes which the Buyer would otherwise have had to pay if such adjustment had not been made.

          (d) The Buyer shall immediately notify the Seller in writing upon receipt by the Buyer or Loreto of notice of any Tax audits, any pending or threatened Tax assessments or any requests by a taxing authority to extend the applicable statute of limitations relating to taxable periods and Taxes of Loreto for which the Seller has any liability for Taxes under this Agreement. The Seller shall have the right at its cost to determine whether to grant or deny any such extensions, to control Loreto's interests in any Tax audit or other examination by any taxing authority and to contest, resolve and defend against any assessment for Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to Loreto for taxable periods of Loreto ending on or prior to the Closing Date and to employ counsel of its choice at its expense provided that the Buyer has received assurance reasonably acceptable to the Buyer that the Seller will to the extent required under this Agreement pay any liability for indemnification thereunder resulting therefrom and provided further that the Seller shall not settle or otherwise resolve any issue which may affect the liability for Taxes of the Company for any period with respect to which the Buyer or the Company has any responsibility for payment thereof without the Buyer's consent, which consent shall not be unreasonably withheld or delayed.

          (e) The Buyer and the Seller agree that they will provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Return, any audit or other examination by taxing authority or any judicial or administrative proceedings related to liability for Taxes (including refunds) and will each provide the other with any records or information relevant to such return, audit or exam-ination, proceedings or determination as are in their possession or subject to their control. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Returns. Each Party shall retain for a reasonable period of time (but not less than six years after Closing or until expiration of all applicable statues of limitation whichever is later) and provide the other party with any records or information or any other assistance (including without limitation making employees available to such other party) which may be relevant to such Tax Return, audit, proceeding or determination. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance.

          (f)  The Buyer shall, if so requested by the Seller, cause
Loreto to apply forthwith upon the request being made, at the expense of the Seller for any available amnesty or other legal provision permitting Loreto to close preceding years for any Tax related purpose.

          (g) For purpose of this Article 11, the term "Taxes" shall mean all taxes based upon the net income of Loreto or any subsidiary of Loreto. Such term shall include any interest, penalties or additions attributable to such Taxes.

     Section 11.5 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE SELLER DISCLAIMS ALL WARRANTIES, REPRESENTATIONS AND GUARANTEES, WHETHER EXPRESS OR IMPLIED. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE
SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS
FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. The Buyer acknowledges that neither the Seller nor any of its representatives nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, forecasts or other forward looking information, summaries or schedules heretofore made available by the Seller or its representatives to the Buyer or any other information which is not included in this Agreement or the Schedules hereto, and neither the Seller nor any of its representatives nor any other person will have or be subject to any liability to the Buyer or any other person resulting from the distribution of any such information to, or use of any such information by, the Buyer or any of its agents, consultants, accountants, counsel or other representatives.


                              Article 12.
                             MISCELLANEOUS

     Section 12.1 Recovery of Litigation Costs. If any dispute resolution legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

     Section 12.2  Entire Agreement; Modification; Waiver.  This
Agreement, together with the other agreements referred to herein, constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and undertakings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by any party making the waiver.

     Section 12.3 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 12.4 Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns but this Agreement shall not be assignable without the prior written consent of the other party, except that the Buyer may assign its rights and obligations under this Agreement to an affiliate of the Buyer, provided that such obligations are guaranteed by the Buyer.

     Section 12.5 Fees and Expenses. Each of the Seller and the Buyer shall pay all fees, costs, and expenses (including without limitation legal and accounting expenses) incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided, that the Seller shall pay all documentary, transfer, and sales taxes that arise out of or in connection with the transactions contemplated by this Agreement.

     Section 12.6 Survival of Representations and Warranties. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing for a period of 12 months after the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 12.6.

     Section 12.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

     Buyer:    American Rice, Inc.
               16825 Northchase Drive
               Houston, Texas 77060
               Telecopier No. (713) 872-5243
               Attention:  Mr. Douglas A. Murphy
                           President and Chief Executive Officer

          With a Copy to:     Vial, Hamilton, Koch & Knox, LLP
                              1717 Main Street, Suite 4400
                              Dallas, Texas  75201
                              (214) 712-4402
                              Attention:  George Fazakerly, Esquire

     Seller:   Campbell Soup Company
               Campbell Place
               Camden, New Jersey  08103-1799
               Telecopier No. (609) 342-3936
               Attention: Corporate Secretary

          With a copy to:     Campbell Soup Company
                              Campbell Place
                              Camden, New Jersey  08103-1799
                              Telecopier No. (609) 342-3936
                              Attention:  Linda A. Lipscomb, Esquire
                                          Deputy General Counsel

     Any party may change its address for purposes of this Section by giving the other parties written notices of the new address in the manner set forth above.

     Section 12.8 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New Jersey, United States of America.

     Section 12.9 Further Action. Each of the parties hereto shall use such party's best effort to take such action as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

     Section 12.10 Effect of Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.



                         CAMPBELL SOUP COMPANY


                    By:  /s/  Anthony P. DiSilvestro
                         ---------------------------
                         Deputy Treasurer



                         AMERICAN RICE, INC.


                   By:  /s/  Kenneth C. McCorkle
                         ------------------------
                         Senior Vice President